Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) between Vermillion, Inc., a Delaware corporation (the “Company”), and Bruce A. Huebner (“Executive,” and together with the Company, the “Parties”) is effective as of November 26, 2012 (the “Effective Date”).

WHEREAS, the Parties mutually desire to enter into this Agreement in order to establish the terms and conditions of the Executive’s employment with the Company on and after the Effective Date.

NOW, THEREFORE, the Parties agree as follows:

1. Position. The Company will employ Executive as its Interim President and Chief Executive Officer. In this position, Executive will be expected to devote Executive’s full business time, attention and energies to the performance of Executive’s duties with the Company. Executive may devote time to outside board or advisory positions as pre-approved by the Company’s Board of Directors. Executive will render such business and professional services in the performance of such duties, consistent with Executive’s position within the Company, as shall be reasonably assigned to Executive by the Company’s Board of Directors. Executive will be based in Austin, Texas and will travel as needed, including to collaborator and partner locations, academic medical centers, banking and other conferences, and other locations as necessary or advisable in performance of Executive’s duties.

2. Compensation. The Company will pay Executive a base salary of at least $252,000 on an annualized basis, payable in accordance with the Company’s standard payroll policies, including compliance with applicable tax withholding requirements. In addition, Executive will be entitled to receive a bonus of $50,000, which shall be paid to Executive within thirty (30) days of completion of the Employment Term.

3. Benefits. During the term of Executive’s employment, Executive will be entitled to the Company’s standard benefits covering employees at Executive’s level, including (i) the Company’s group health, life, short- and long-term disability, 401(k) and other employee benefit plans, as such plans may be in effect from time to time, subject to the Company’s right to cancel or change the benefit plans and programs it offers to its employees at any time, and (ii) not less than twenty (20) days of paid time off per full calendar year (prorated for partial years), in addition to standard holidays, in accordance with the Company’s policies in effect from time to time.

4. At-Will Employment. Executive’s employment with the Company constitutes “at will” employment. This employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or Executive, with or without notice.

5. Definitions. For purposes of this Agreement:

(a) “Employment Term” shall mean the term beginning on the date of this Agreement and ending on the earliest to occur of (i) the date that is one (1) year following the date of this Agreement, (ii) the date on which the Company enters into an employment agreement with a permanent Chief Executive Officer, or (iii) such other date as determined by the Company’s Board of Directors.

(b) “Separation from Service” or “Separates from Service” shall mean Executive’s termination of employment, as determined in accordance with Treas. Reg. § 1.409A-1(h). Executive shall be considered to have experienced a termination of employment when the facts and circumstances indicate that Executive and the Company reasonably anticipate that either (i) no further services will be performed for the Company after a certain date, or (ii) that the level of bona fide services Executive will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by Executive (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if Executive has been providing services to the Company for less than thirty-six (36) months). If Executive is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between Executive and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed six (6) months, or if longer, so long as Executive retains a right to reemployment with the Company under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six (6) months and Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Agreement as of the first (1st) day immediately following the end of such six (6) month period. In applying the provisions of this Section, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that Executive will return to perform services for the Company.

6. Employment, Confidential Information and Invention Assignment Agreement. As a condition of Executive’s employment, Executive shall complete, sign and return the Company’s standard form of Proprietary Information and Inventions Agreement.

7. Non Contravention. Executive represents to the Company that Executive’s signing of this Agreement, the PIIA, the issuance of stock options to Executive, and Executive’s commencement of employment with the Company does not violate any agreement Executive has with any of Executive’s previous employers and Executive’s signature confirms this representation.

8. Conflicting Employment. Executive agrees that, during the term of Executive’s employment with the Company, Executive will not engage in any other employment, occupation, consulting or other business activity competitive with or directly related to the business in which the Company is now involved or becomes involved during the term of Executive’s employment, nor will Executive engage in any other activities that conflict with Executive’s obligations to the Company.

9. Nonsolicitation. From the Effective Date of this Agreement until twelve (12) months after the termination of this Agreement (the “Restricted Period”), Executive will not, directly or indirectly, solicit or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates. During the Restricted Period, Executive will not, whether for Executive’s own account or for the account of any other person, firm, corporation or other business organization, solicit or interfere with any person who is or during the period of Executive’s engagement by the Company was a collaborator, partner, licensor, licensee, vendor, supplier, customer or client of the Company or its affiliates to the Company’s detriment.

10. Nondisparagement. From the Effective Date of this Agreement and surviving any termination for any reason, Executive will not disparage or defame, whether orally or in writing, whether directly or indirectly, whether truthfully or falsely, and whether acting alone or through any other person, the Company or its affiliates or their respective current or former directors, officers, employees, agents, successors or assigns (both individually or in their official capacities with the Company or its affiliates).

11. Arbitration and Equitable Relief.

(a) In consideration of Executive’s employment with the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, EXECUTIVE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, STOCKHOLDER OR BENEFIT PLAN OF THE COMPANY IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES SET FORTH IN TEXAS CIVIL PRACTICE AND REMEDY CODE SECTION 171.001 THROUGH SECTION 171.098 (THE “RULES”) AND PURSUANT TO TEXAS LAW. Disputes which Executive agrees to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, and claims of harassment, discrimination or wrongful termination. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $125.00 of any filing fees associated with any arbitration that Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a mariner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence. Executive agrees that the decision of the arbitrator shall be in writing.

(c) Except as provided by the Rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of the PIIA between Executive and the Company or any other agreement regarding trade secrets, confidential information, nonsolicitation, nondisparagement or Labor Code §2870. Executive understands that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e) Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers’ Compensation Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

12. Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes. Notwithstanding the foregoing, Executive is solely responsible and liable for the satisfaction of any federal, state, province or local taxes that may arise with respect to this Agreement (including any taxes arising under Section 409A of the Internal Revenue Code (“IRC”). Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent Executive from incurring them, or to mitigate or protect Executive from any such tax liabilities. Notwithstanding anything in this Agreement to the contrary, if any amounts that become due under this Agreement on account of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of IRC Section 409A, payment of such amounts shall not commence until Executive incurs a Separation from Service. If, at the time of Executive’s termination of employment under this Agreement, Executive is a “specified employee” (within the meaning of IRC Section 409A), any amounts that constitute “nonqualified deferred compensation” within the meaning of IRC Section 409A that become payable to Executive on account of Executive’s Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth (6th) calendar month beginning after Executive’s Separation from Service (the “409A Suspension Period”). Within fourteen (14) calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence. Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay. Each payment due under this Agreement is treated as a separate payment for purposes of Treasury Regulations Sections 1.409A-1(b)(4)(F) and 1.409A-2(b)(2).

13. Liability Insurance. To the extent that the Company maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, Executive shall be covered by such policies in such a manner as to provide to Executive the same rights and benefits as are provided to the most favorably insured of the Company’s officers. Additionally, the Company and Executive will enter into an indemnification agreement which will provide to Executive the same rights and benefits as are provided to the most favorably indemnified of the Company’s officers.

14. Successors of the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. This Agreement shall be assignable by the Company in the event of a merger or similar transaction in which the Company is not the surviving entity, or of a sale of all or substantially all of the Company’s assets.

15. Enforceability; Severability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

16. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without giving effect to Texas’s choice of law rules. This Agreement is deemed to be entered into entirely in the State of Texas. This Agreement shall not be strictly construed for or against either party.

17. No Waiver. No waiver of any term of this Agreement constitutes a waiver of any other term of this Agreement.

18. Amendment To This Agreement. This Agreement may be amended only in writing by an agreement specifically referencing this Agreement, which is signed by both Executive and an executive officer or member of the Board of Directors of the Company authorized to do so by the Board by resolution.

19. Headings. Section headings in this Agreement are for convenience only and shall be given no effect in the construction or interpretation of this Agreement.

20. Notice. All notices made pursuant to this Agreement, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made to the following addresses, or such other addresses as the Parties may later designate in writing:

If to the Company:

Vermillion, Inc.

12117 Bee Caves Road

Building Three, Suite 100

Austin, TX 78738

If to Executive:

Bruce A. Huebner

2004 Coast Blvd.

Del Mar, CA 92014

21. Expense Reimbursement. The Company shall promptly reimburse Executive (i) for reasonable business expenses incurred by Executive in furtherance of or in connection with the performance of Executive’s duties hereunder, including up to $3,000 per month for travel, housing, and miscellaneous commuting expenses from California to Austin, Texas, in accordance with the Company’s expense reimbursement policy as in effect from time to time; and (ii) for up to $10,000 of legal fees that Executive may incur in connection with being represented by Executive’s own legal counsel with respect to this Agreement; provided that any and all reimbursements hereunder shall be requested and made within one (1) year after being incurred.

22. General; Conflict. This Agreement and the PIIA, when signed by Executive, set forth the terms of Executive’s employment with the Company and supersede any and all prior representations and agreements, whether written or oral.

[Signature Page Follows]

VERMILLION, INC.
a Delaware corporation

	By:	/s/ James S. Burns
	Name:	James S. Burns
	Title:	Chairman of the Board of Directors
ACCEPTED AND AGREED TO this
26th day of November, 2012.

/s/ Bruce A. Huebner
Bruce A. Huebner

Signature Page to Employment Agreement